Exhibit 99.1

Press Release
For Immediate Release

GraphOn Contact:
Bill Swain
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn Corporation Appoints President

Eldad Eilam as Interim Chief Executive Officer

SANTA CRUZ, CA – April 18, 2012 – The Board of Directors of GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, today announced that as part of its ongoing strategic plan, it has appointed company President Eldad Eilam the additional responsibilities of interim chief executive officer. In his expanded role, Mr. Eilam replaces Robert Dilworth who resigned as CEO and board member effective April 12, 2012.

Mr. Eilam has been involved with GraphOn in various capacities for over a decade. “I am honored at the confidence the board has expressed by asking me to serve as interim CEO,” he said. “I look forward to contributing to GraphOn’s continued growth and success.”

“We are thankful for Robert Dilworth’s many years of dedicated service to GraphOn,” said Steven Ledger, GraphOn’s chairman of the board. “We wish him the very best in his future endeavors.”

GraphOn’s board of directors and executive management team continue to execute the company’s strategic plan to expand its GO-Global product line and intellectual property portfolio. The board recently approved an increase in the size of the board from five seats to seven seats.

“Our management realignment and expansion of board seats represent an important component of the company’s new strategic direction,” said Mr. Ledger. “We believe the company will benefit from these changes and the addition of new, value-added board directors with expertise relevant to our new direction.”

In September of last year, GraphOn raised $7.1 million of equity capital and set forth on a path towards building an expanded, strategic intellectual property (IP) portfolio and related new product roadmap. As part of this new direction, GraphOn entered into a strategic alliance with ipCapital Group, Inc. (ipCG), a leading IP strategy firm, with ipCG’s founder and Managing Partner John Cronin joining the GraphOn board.

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other documents we have filed with the SEC.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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